EXHIBIT 10.10
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this [DATE], by and between SCP Distributors, LLC, a Delaware corporation (“Employer”), and [Employee Name] (“Employee”).

RECITALS

A.Employer operates wholesale distribution facilities throughout the country.

B.Employee is currently employed by Employer, and Employer desires to continue to employ Employee, pursuant to the terms of this Agreement.

C.The parties desire to specify their rights and responsibilities with regards to each other by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises as specified hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.EMPLOYMENT. Employer continues to employ Employee, and Employee continues to accept employment with Employer upon the terms and conditions stated in this Agreement. Employee understands and acknowledges that employment shall remain “at will” at all times notwithstanding the existence of this Agreement.

2.TERM. The Agreement shall become effective upon execution by both parties and shall remain in full force and effect until terminated pursuant to the provisions of this Agreement.

3.COMPENSATION.

1.1Salary. Employer shall pay Employee’s gross annual salary (“Salary”) during such time Employee is employed by Employer. Employee’s Salary is presently set at the amount of $[Annual Salary] payable in equal installments not less than bi- weekly. Employee’s Salary may be increased or decreased, from time to time, at the sole discretion of Employer.

1.2Bonus. Employee may be eligible to receive a gratuitous annual bonus pursuant to a separate Bonus Plan (the “Bonus”). Subject to applicable law, the Bonus shall be paid by Employer to Employee on, and shall not be earned by Employee unless Employee is employed on, February 28th of the year following the calendar year in which the Bonus is applicable. If Employee is not employed, for any reason, on the date the bonus is paid, Employee understands and acknowledges that the Bonus has not been earned, and Employee shall not be eligible to receive a Bonus.

3.3    Bonus Acknowledgment. Bonuses are paid at the discretion of management and the Board of Directors. Bonuses are never guaranteed and are strictly gratuitous in nature. Employee acknowledges and agrees that whether a bonus will be paid and the eligibility criteria used to define the Bonus as set forth in Section 3.2 is subject to change, from year to year, and that it is Employer’s policy that such bonuses are not earned until they are actually paid to Employee on or before February 28th of each year following the calendar year in which the bonus is applicable. Employee further understands and acknowledges that bonuses do not accrue and are not subject to pro rata payment. If Employee is not employed on the date the bonus is paid for any reason, including termination or voluntary resignation, employee shall not be eligible for any bonus.

3.4    Withholding Taxes. All compensation paid to Employee pursuant to this section 3 shall be subject to all applicable state, federal and local withholding taxes.

3.5    Automobile Allowance. Employer may provide Employee with a vehicle under Employer’s guidelines for like managers.

4.EMPLOYEE BENEFITS. Employee shall be entitled to participate in all benefits Employer provides, or makes available to similarly situated employees in the same classification or equivalent level of responsibility, as changed from time to time by Employer.

5.EXTENT OF SERVICES. Employee shall devote his/her entire time, attention and energies to Employer’s business and shall not, during the term of this Agreement, be engaged in any other business activity that interferes with Employee’s duties for Employer as determined in the sole discretion of Employer, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. However, Employee may invest his/her assets in such form or other manner as will not require his/her services in the operation of the affairs of the companies in which such investments are made.

6.DISCLOSURE OF INFORMATION.

1.1Employee acknowledges his/her position with Employer has given Employee access to and will continue to give Employee access to certain confidential and proprietary information (“Confidential Information”) of Employer and such Confidential Information, including but not limited to Employer’s products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing, is a valuable, special and unique asset of Employer’s business. In consideration of Employee’s continued employment with Employer, Employee agrees that he/she will not communicate, disclose, divulge or make available to any person or entity (other than Employer) any Confidential Information that he/she may know or possess or hereafter come to know or possess as a result of his/her employment hereunder, except upon the prior written authorization of Employer or as may be required by law or legal process. In the event of a breach or threatened breach by Employee of the provisions of this section 6, Employer shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, Employer’s Confidential Information, or from rendering any services to any person, firm corporation, association, or another entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed, it being acknowledged by Employee that any such breach or threatened breach will cause irreparable injury to Employer. Nothing in this section 6 shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery from Employee of damages, attorney fees and other costs and expenses incurred by Employer. All memoranda, notes, records or other documents compiled by Employee or made available to Employee during the Term, concerning the business of Employer and its customers, shall be the property of Employer and shall be delivered to Employer upon the termination of Employee’s employment as provided herein, or at any other time upon request.

1.2Notice of Immunity Under the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

6.2.1 Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

6.2.1.1 is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

6.2.1.2 is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

6.2.2 If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:

6.2.2.1 files any document containing the trade secret under seal; and

6.2.2.2 does not disclose the trade secret, except pursuant to court order.

7.TERMINATION.

7.1    In addition to the reasons provided in Sections 7.3, 7.4, and 7.5, Employer may terminate Employee’s employment under this Agreement for any reason or no reason upon fourteen (14) days written notice to Employee. Employee may terminate Employee’s employment under this Agreement only upon fourteen (14) days written notice to Employer.

7.2    If the Employer terminates the Employee's employment for any reason other than as provided in Section 7.3 or 7.4, then:

7.2.1 Employer shall pay Employee [52 weeks for CEO; 26 weeks for other executives] weeks of Employee’s Salary (“Post-Employment Salary Benefit”), bi-weekly, subject to withholding and other applicable taxes, and
7.2.2 should the Employee elect to continue any health coverage in place as of the date on which the Employee’s employment with the Employer ends under the Employer’s group health plan as are then accorded under applicable federal, state, and local laws governing continuation of group health coverage for insured, employer group health plans (“Health Insurance Continuation Coverage”), the Employer shall pay each premium due for Health Insurance Continuation Coverage, for a maximum of twelve (12) months (the “Employer-Contribution Period”), by means of reimbursement to the Employee or by direct payment to the applicable insurer. Thereafter, the Employee will be required to pay the full cost of such Health Insurance Continuation Coverage. If the Employee acquires group health coverage from another employer prior to the expiration of the Employer-Contribution Period, the Employer’s obligation to pay for health insurance premiums towards Health Insurance Continuation Coverage shall cease. The Employee must immediately notify the Employer should the Employee acquire group health coverage prior to the expiration of the Employer-Contribution Period. To be reimbursed for health insurance premium(s) as detailed above, the Employee must submit proof of payment to the Employer within thirty (30) days of payment for coverage. If the Employee fails to timely make the Employee’s Health Insurance Continuation Coverage payment(s) to the applicable insurer, the Employee’s insurance will be subject to cancellation per the terms of the plan. Health Savings Account (“HSA”) payments are specifically excluded from this Agreement and not payable.
The Post-Employment Salary Benefit and any amounts payable to the Employee during the Employer-Contribution Period (collectively, the “Severance Compensation”) under this Section 7.2 shall be subject to Section 10.9 and conditioned upon (i) the Employee’s execution and non-revocation of a general release of claims, in form and substance reasonably satisfactory to the Employer, and (ii) the Employee’s continued compliance with the Employee’s post-termination obligations, including the covenants set forth in Sections 6 and 8 of the Employment Agreement.

7.3    If Employee terminates his/her employment as provided in section 7.1, Employer shall have the option of immediately terminating Employee without any further liability or obligation to Employee, including the obligation to pay Severance Compensation under Section 7.2.

7.4    Employer may terminate Employee’s employment under this Agreement for Cause without any obligation of providing advance notice to Employee and without any obligation to pay Severance Compensation under Section 7.2. For the purposes of this Agreement, Cause shall mean:

1.1.1Employee’s material breach of this Agreement;

1.1.2Employee’s misconduct which may reasonably be anticipated to have an adverse effect upon
Employer’s business;

1.1.3Employee’s disregard of the lawful instructions of the Board of Directors or Officers of Employer that are consistent with Employee’s position;

1.1.4Employee’s abuse of alcohol or drugs;

1.1.5Employee’s commission of a felony or an act involving fraud, theft or dishonesty;

1.1.6Employee’s failure to adequately perform his/her duties as determined in the sole discretion of
Employer;

1.1.7Employee’s intentional furnishing of materially false, misleading, or omissive information to the Board of Directors or Officers of Employer, that is detrimental to the Company;

1.1.8Employee’s breach or threatened breach of the provisions of this section 7 of this Agreement; or

1.1.9Employee’s failure or refusal to comply or Employer’s reasonable belief that Employee has failed or refused to comply with Employer’s policies, standards, or regulations as set forth in Employer’s Employee Handbook and other employment policies, a copy of which Employee hereby acknowledges that he or she has received, read and understands.

7.5 Employer may terminate Employee’s employment under this Agreement in the event of Employee’s death or “disability.” Disability is defined as Employee’s physical or mental disability significant enough to preclude performance of his/ her essential job duties for an indefinite or undeterminable period of time based upon then medically available information.

7.6    Notwithstanding anything in this Agreement to the contrary, both during the term of this Agreement and [his or her] employment with the Employer or any of its affiliates, and thereafter, the Employee hereby consents and agrees to be bound by the Pool Corporation Clawback Policy, as adopted by the Board of Directors of Pool Corporation to comply with and interpreted to be consistent with Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608, as applicable, and any similar policy adopted by the Board of Directors of Pool Corporation or its committees, as such policies may be amended from time to time.

8.RESTRICTIVE COVENANT.

8.1    Employee hereby acknowledges and recognizes that during the term of his/her employment with Employer, he/she will be privy to trade secrets and Confidential Information critical to Employer’s business within certain markets, and that Employer may find it extremely difficult and disruptive to replace the Employee.

8.2    Employee hereby further acknowledges that Employer operates swimming pool supply and distribution facilities, landscaping and irrigation system services and distribution facilities, as well as related leisure products through wholesale distribution facilities throughout the country (the “Company Business”) and specifically acknowledges that Employer carries on business and provides services in [will vary].

8.3    In consideration of [his/her] employment and continued employment with Employer, training in Employer’s techniques, access to Employer’s Confidential Information, the consideration to be received by Employee hereunder, and the other promises contained herein, and for the purpose of protecting Employer’s customer relationships, goodwill, valuable information, and Confidential Information, Employee hereby agrees that he/she will not, from and after the effective date of this Agreement until the first anniversary of the termination of Employee’s employment with Employer:

8.3.1    carry on or engage in any activity in [will vary], directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, affiliate, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity (such business or activity being hereinafter called a “Competing Business”) on behalf of (or with respect to) an entity engaged in the same or similar business as Employer, including those engaged in any Company Business (except that nothing in this Section 8.3.1 shall prevent Employee from working in a capacity that does not compete with those aspects of the Company Business in which Employee was engaged while employed at Employer;

8.3.2    directly or indirectly solicit any customer of Employer in [will vary];

1.1.3assist others in carrying on or engaging in any Competing Business or soliciting any customer of Employer in [will vary];

1.1.4induce Employer’s customers as they exist at the time Employee’s employment is terminated to change or alter in any manner their business dealings with Employer.

1.1.5directly or indirectly contact or cause to be contacted any of Employer’s customers, as they exist at the time Employee’s employment is terminated, in [will vary]; or

1.1.6induce other employees of Employer to terminate their employment with Employer or engage in any Competing Business.

8.4    Employee acknowledges and agrees that the foregoing restrictions are necessary to protect Employer’s legitimate business interests and will limit his/her ability to become employed with a Competing Business, but [he/she] nevertheless understands that [he/ she] has received and will in the future receive sufficient consideration and other benefits as an Employee of Employer and as otherwise provided hereunder to clearly justify such restrictions, which in any event (given his/her education, skills, and ability) Employee does not believe would prevent him/her from earning a living.

8.5    Employee acknowledges and agrees that compliance with this Restrictive Covenant is necessary to protect the business and good will of Employer and that a violation of this Agreement will cause irreparable injury to Employer. Therefore, Employee agrees that in the event of Employee’s actual or threatened breach of the provisions of this section 8, Employer shall be entitled to obtain an injunction enjoining Employee from committing such actual or threatened breach without having to prove that it has suffered irreparable injury and without posting any bond or other security. Employer shall also be permitted to pursue any other available remedies available for such breach or threatened breach, including the recovery of damages from Employee, and Employee shall reimburse Employer for all reasonable costs associated with the enforcement of this section 8 including court costs and reasonable attorneys’ fees. If a court of competent jurisdiction determines that any provision or restriction in this section 8 is unreasonable or unenforceable, said court shall modify such restriction or provision so that it then becomes an enforceable restriction of the activities of Employee that are competitive with Employer.

9.NOTICES.

9.1Any notice, request, or other communication required or permitted under this Agreement shall be in writing. Notice shall be deemed given only if sent by registered or certified mail, return receipt requested. Any notice so mailed shall be deemed given on the date received. All such notices shall be given to the respective parties at the addresses designated below, or to such other address as a party may designate in a like manner:

If to Employer:    Jennifer Neil
Office of General Counsel SCP Distributors, LLC
109 Northpark Blvd., 1st Floor Covington, LA 70433

Copy to:    Peter Arvan
Chief Executive Officer SCP Distributors, LLC
109 Northpark Blvd., 1st Floor Covington, LA 70433

If to Employee:    [Name]
     [Address 1]
[Address 2]

The refusal by a party to accept a notice does not affect the giving of the notice.

10.MISCELLANEOUS.

10.1Entire Agreement: Further Assurances. With the exception of a separate Arbitration Agreement to be executed between Employer and Employee (which shall remain in full force and effect), this Agreement constitutes the entire agreement between the parties pertaining to Employee’s employment of Employer, and this Agreement supersedes all prior negotiations, and agreements, whether written or oral. Each party hereto agrees to execute and deliver such other documents, agreements or instruments and to take such further action as may be reasonably requested by the other party hereto for the implementation of this Agreement and the consummation of the transaction contemplated hereby.

10.2Severability. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such provision had never been contained in it, and any such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted.

10.3Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one document representing the agreement among the parties.    The parties agree that an electronic copy of this Agreement shall have the same force and effect as the original.

10.4Amendment. This Agreement may not be amended, discharged, or terminated, or changed orally. Any amendment, discharge, termination, or change to this Agreement shall be in writing and signed by both parties.

10.5Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement or the failure of any party to insist upon compliance with any condition hereof shall not operate or be construed as a waiver of any subsequent breach; and no waiver shall be valid unless it is in writing and is signed by both parties.

10.6Applicable Law. This Agreement shall be construed in accordance with the laws of the State of [will vary] without reference to principles of conflicts of law.

10.7Survival. The provisions and restrictions contained in sections 6 and 8 shall survive the termination of this
Agreement.

10.8Attorneys’ Fees and Expenses. In the event Employer is required to enforce any of its rights granted under this Agreement, Employer shall be entitled to recover from Employee the reasonable attorneys’ fees, costs and expenses incurred by Employer, regardless of whether or not Employer seeks injunctive relief, institutes legal process and/or files a demand for Arbitration.

10.9Section 409A Compliance. The following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”):
10.9.1    This Agreement is intended to comply with the requirements of Section 409A or an applicable exemption. Accordingly, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.
10.9.2    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a single calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
10.9.3    No payments or benefits to be made to Employee under this Agreement upon a termination of employment and that are subject to Section 409A shall be made unless such termination of employment constitutes a “separation from service” as defined in Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.
10.10Recitals. All recitals set forth at the outset of this Agreement are incorporated by reference and are true.

10.11Full Disclosure. Employee acknowledges that receipt of restricted stock, stock options and/or any other gratuitous bonuses from the Employer is conditioned upon the execution of this Agreement. Employer makes no representation, guarantee or promise that any such restricted stock, stock options and/or any other gratuitous bonuses may be issued now or in the future. Employee represents and acknowledges that Employee has carefully reviewed all of the terms and conditions in this Agreement, and has been advised of Employee’s right to seek independent legal counsel prior to execution of this Agreement.

10.12Successors and Assigns; Benefits. This Agreement is personal in nature, and the Employee’s rights and obligations hereunder may not be transferred or assigned by the Employee other than by will or the laws of descent or distribution. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer, and this Agreement shall inure to the benefit of Employer’s successors and assigns. In the event of any attempted assignment or transfer of rights hereunder by the Employee contrary to the provisions hereof, Employer shall have no further liability for payments hereunder.

10.13Electronic Signature. Employee agrees that Employee’s electronic signature is the legally binding equivalent to Employee’s handwritten signature. Employee further agrees that whenever Employee executes an electronic signature, it has the same validity and meaning as Employee’s handwritten signature. Employee will not, at any time in the future, repudiate the meaning of Employee’s electronic signature or claim that Employee’s electronic signature is not legally binding.

IN WITNESS WHEREOF, the parties have entered into this Agreement the date first written above.

SCP Distributors, LLC
_________________________	By:__________________________ Name: Luther Willems
Date:____________________	Title: Vice President, CHRO Date:_____________________